CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-129969 and No. 333-139040 on Form S-8 of Equitable Financial Corp. of our report dated September 15, 2006 on the consolidated financial statements of Equitable Financial Corp. which report is included in Form 10-KSB for Equitable Financial Corp. for the year ended June 30, 2007.

Oak Brook, Illinois
September 24, 2007